September 16, 2019

Daniel DuPree
Chief Executive Officer
PREFERRED APARTMENT COMMUNITIES INC
3284 Northside Parkway NW
Suite 150
Atlanta, GA 30327

       Re: PREFERRED APARTMENT COMMUNITIES INC
           Form S-3
           Filed August 30, 2019
           File No. 333-233576

Dear Mr. DuPree:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Stacie Gorman at 202-551-3585 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Real
Estate and
                                                            Commodities
cc:    James P. Gerkis, Esq.